Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN ANNOUNCES CLOSING OF INVISION SHEET MANUFACTURING
OPERATION AT SHARON CENTER, OHIO PLANT

AKRON, Ohio – June 29, 2009 – A. Schulman, Inc. (Nasdaq-GS: SHLM) today announced that on Thursday, June 25, its board of directors approved a plan to cease the operation of its Invision® sheet production line at its Sharon Center, Ohio manufacturing facility, by the end of the fourth quarter of fiscal year 2009. A total of four positions will be eliminated at the plant related to Invision sheet production.

A. Schulman had been seeking a strategic partner or acquirer for its Invision sheet business and identified a select group of interested parties, but could not reach an agreement that was satisfactory to the Company. The Company will continue to offer Invision resins, technologies and services to sheet and thermoforming customers through its North American Engineered Plastics business, but will no longer manufacture Invision sheet. A core group will be maintained to support sheet color matching, new product development, process development, and licensing for the ongoing portion of the business.

The Company expects to record non-cash charges of approximately $6.0 million to $8.0 million associated with the production equipment for the Invision sheet business and less than $0.1 million in cash charges for termination benefits and other employee costs in the fourth quarter of fiscal 2009. Annual savings are expected to be approximately $2.0 million to $3.0 million beginning in fiscal 2010.

“In seeking a strategic partner, we evaluated the market and determined there is significant continued interest from our customers for Invision resin and its wide range of sheet and thermoforming applications which serve a variety of markets,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman. “However, much of Invision’s potential falls outside of A. Schulman’s manufacturing expertise in custom compounding, which is why we were seeking a partner with sheet manufacturing and service capabilities in those markets to help develop the business. Without such a partner, we cannot justify continuing sheet production, which has been a drain on our profitability. We continue to focus our efforts on generating long-term profitable growth and shareholder value by supplying high-value products to a variety of niche markets where we have expertise.”

About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,000 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2008, were $1.98 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the global auto market;

•	The global financial market turbulence; and

•	The global or regional economic slowdown or recession.

Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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